EXHIBIT 99.1

CONTACTS:
Timothy K. Zimmerman	Andrew W. Hasley	Susan A. Parente
Chief Executive Officer 412.856.0363	President 412.781.0320	Executive Vice President & Chief Financial Officer
412.856.0363

RELEASE DATE:  December 19, 2018

STANDARD AVB FINANCIAL CORP. ANNOUNCES A STOCK REPURCHASE PROGRAM

Monroeville, Pennsylvania – December 19, 2018 – Standard AVB Financial Corp. (the “Company”) - (NASDAQ: STND), the holding company for Standard Bank, PaSB, announced that the Company’s board of directors has authorized the repurchase of up to 240,000 shares, or approximately 5%, of the Company’s outstanding common stock. The stock repurchase program may be carried out through open market purchases, block trades, negotiated private transactions or pursuant to a trading plan adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission rules. The stock will be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital and the Company’s financial performance.

Timothy K. Zimmerman, CEO, noted, “We believe that putting a repurchase plan in place is a prudent action, especially considering the recent volatility in the markets.  A repurchase plan is an additional tool that is part of the overall capital management plan of the Company.  We strive to manage the Company’s capital in a prudent and efficient manner.”
Standard AVB Financial Corp., with total assets of $ 982.7 million at September 30, 2018, is the parent company of Standard Bank, PaSB, a Pennsylvania chartered savings bank which operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland.  Standard Bank is a member of the FDIC and an Equal Housing Lender.
This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.